Exhibit 1

BY-LAWS OF

V A L E S.A.

BY-LAWS

VALE S.A.

CHAPTER I - NAME, PURPOSE, HEAD OFFICE AND DURATION

Article 1 – Vale S.A., referred to in abbreviated form as Vale, is a joint-stock company governed by the present By-Laws and by applicable legislation.

§1 – With the admission of Vale to the special listing segment named Novo Mercado, of B3 S.A. – Brasil, Bolsa, Balcão (“B3”) Vale, its shareholders, directors, executive officers and members of the Fiscal Council are also subjected to the B3’s Novo Mercado Listing Rules (the “Novo Mercado Rules”).

§2 – Vale, its directors, executive officers and shareholders shall conform to the Issuer Listing and Security Trading Admission Rules, including the rules regarding withdrawal and delisting of trading securities approved for trading in the exchange and over-the-counter markets managed by B3.

§3 – Where the rights of the public offerees provided for in these By-Laws conflict with the provisions of the Novo Mercado Rules, the provisions of the Novo Mercado Rules will prevail.

Article 2 - The purpose of the company is:

I.        the exploitation of mineral deposits in Brazil and abroad by means of extraction, processing, industrialization, transportation, shipment and commerce of mineral assets;

II.        the building and operation of railways and the exploitation of own or third party rail traffic;

III.      the building and operation of own or third party marine terminals, and the exploitation of nautical activities for the provision of support within the harbor;

IV.      the provision of logistics services integrated with cargo transport, comprising generation, storage, transshipment, distribution and delivery within the context of a multimodal transport system;

V.       the production, processing, transport, industrialization and commerce of all and any source and form of energy, also involving activities of production, generation, transmission, distribution and commerce of its products, derivatives and subproducts;

VI.      the carrying-on, in Brazil or abroad, of other activities that may be of direct or indirect consequence for the achievement of its corporate purpose, including research, industrialization, purchase and sale, importation and exportation, the exploitation, industrialization and commerce of forest resources and the provision of services of any kind whatsoever;

VII.    constituting or participating in any fashion in other companies, consortia or associations directly or indirectly related to its business purpose.

Article 3 - The head office and legal venue of the company shall be in the city of Rio de Janeiro, State of Rio de Janeiro, the company being empowered for the better realization of its activities to set up branch offices, subsidiary branch offices, depots, agencies, warehouses, representative offices or any other type of establishment in Brazil or abroad.

Article 4 - The term of duration of the company shall be unlimited.

CHAPTER II - CAPITAL AND SHARES

Article 5 - Vale’s paid-up capital amounts to R$77,300,000,000.00 (seventy-seven billion and three hundred million Reais) divided into 5,284,474,782 (five billion, two hundred and eighty-four million, four hundred and seventy-four thousand and seven hundred and eighty-two) book-entry shares, being R$77,299,999,823.12 (seventy-seven billion, two hundred and ninety-nine million, nine hundred and ninety-nine thousand, eight hundred and twenty-three Reais and twelve cents), divided into 5,284,474,770 (five billion, nine two hundred and eighty-four million, four hundred and seventy-four thousand, seven hundred and seventy) common shares and R$176.88 (one hundred and seventy-six Reais and eighty-eight cents), divided into 12 (twelve) special class preferred (golden) shares, all without nominal value.

§ 1 - The shares are common shares and special class preferred shares. Vale may not issue other preferred shares.

§ 2 - The special class preferred shares shall belong exclusively to the Federal Government and will have the rights expressly and specifically attributed to these shares in the current By-Laws.

§ 3 - Each common share and special class preferred shares shall confer the right to one vote in decisions made at General Meetings, the provisions of § 4 following being observed.

§ 4 - The special class preferred shares will have the same political rights as the common shares, except regarding voting for the election of Board Members, which shall only be attributed to the special class preferred shares with regard to the provisions set forth in §§ 4 and 5 of Article 141 of Law 6,404/76.  Also attributed to the special class preferred shares is the right to elect and dismiss one member of the Fiscal Council, and the respective alternate.

§5 - Holders of special class preferred shares shall be entitled to receive dividends calculated as set forth in Chapter VII in accordance with the following criteria:

a) priority in receipt of dividends specified in § 5 corresponding to: (i) a minimum of 3% (three percent) of the stockholders’ equity of the share, calculated based on the financial statements which served as reference for the payment of dividends, or (ii) 6% (six percent) calculated on the portion of the capital formed by this class of share, whichever higher;

b) entitlement to participate in the profit distributed, on the same conditions as those for common shares, once a dividend equal to the minimum priority established in accordance with letter “a” above is ensured; and

c) entitlement to participate in any bonuses, on the same conditions as those for common shares, the priority specified for the distribution of dividends being observed.

§6 - Special class preferred shares shall acquire full and unrestricted voting rights should the company fail to pay the minimum dividends to which they are entitled during 3 (three) consecutive fiscal years, under the terms of §5 of Article 5.

Article 6 - The company is authorized to increase its paid-up capital up to the limit of 7,000,000,000 (seven billion) common shares. Within the limit authorized in this article, the Company, as a result of deliberation by the Board of Directors, may increase its paid-up capital independently of amendment to its By-laws, through the issue of common shares.

§ 1 -      The Board of Directors shall determine the conditions for issuance, including the price and the period of time prescribed for paying up.

§ 2 -      At the option of the Board of Directors the preemptive right in the issuance of shares, bonds convertible into common shares and subscription bonuses, the placement of which on the market may be by sale on the stock exchange or by public subscription as per the prescriptions set forth in Law no. 6.404/76, may be rescinded.

§ 3 -      Provided that the plans approved by the General Meeting are complied with, the company shall be entitled to delegate the option of common share purchase to its administrators and employees, with common shares held in Treasury or by means of the issuance of new shares, the shareholders’ preemptive right being excluded.

Article 7 - The special class share shall possess a veto right regarding of the following subjects:

I.         change of name of the company;

II.        change of location of the head office;

III.       change of the corporate purpose with reference to mineral exploitation;

IV.      the winding-up of the company;

V.       the sale or cessation of the activities of any part or of the whole of the following categories of the integrated iron ore systems of the company: (a) mineral deposits, reserves and mines; (b) railways; (c) ports and marine terminals;

VI.      any alteration of the rights assigned to the types and classes of the shares issued by the company in accordance with the prescriptions set forth in the present By-Laws;

VII.    any alteration of the present Article 7 or of any of the other rights assigned to the special class share by the present By-Laws.

CHAPTER III - GENERAL MEETING

Article 8 - The ordinary Shareholders’ General Meeting shall be held within the first four months following the end of the fiscal year and, extraordinarily, whenever called by the Board of Directors.

§ 1 - An Extraordinary Shareholders’ General Meeting shall be competent to discuss the subjects specified in Article 7.

§ 2 - The holder of the special class share shall be formally requested by the company to attend for the purpose of discussing the subjects specified in Article 7 by means of personal correspondence addressed to its legal representative, a minimum period of notice of 15 (fifteen) days being given.

§ 3 - Should the holder of the special class share be absent from the General Meeting called for this purpose or should it abstain from voting, the subjects specified in Article 7 shall be deemed as having been approved by the holder of the said special class.

Article 9 - At an Ordinary or Extraordinary General Meeting, the chair shall be taken by the Chairman, or in his absence by the Vice-Chairman of the Board of Directors of the company, and the Secretary shall be appointed by the Chairman of the Meeting.

§ 1 - In the case of temporary absence or impediment of the Chairman or Vice-Chairman of the Board of Directors, the General Meeting of Shareholders shall be chaired by their respective alternates, or in the absence or impediment of such alternates, by another Officer or by a person specially appointed by the Chairman of the Board of Directors.

§ 2 – The minutes of the General Meetings shall be recorded as a summary of the resolutions taken and shall be published, omitting the signatures of the shareholders present, pursuant to legislation in force. In addition, the minutes shall be signed by enough shareholders to constitute the majority needed to approve the matters reviewed.

CHAPTER IV - ADMINISTRATION

Article 10 - The Board of Directors and the Executive Board shall be responsible for the administration of the company.

§1 - The members of the Board of Directors and the Executive Board shall take office by means of signing the Minute Book of the Board of Directors or the Executive Board, as the case may be, provided that the investiture of the members of the Board of Directors and the Executive Board is subject to prior subscription of the Term of Consent of Administrators in accordance with the provisions of the Novo Mercado Rules, as well as in compliance with the applicable legal requirements.

§2 - The term of office of the members of the Board of Directors and the Executive Board shall be extended until their respective successors have taken office.

§3 - The positions of Chairman of the Board of Directors and Chief Executive Officer, or chief executive of the Company, may not be held by the same person.

§4 - The General Meeting shall fix the overall amount for the remuneration of the administrators, benefits of any kind and allowances being included therein, taking into account the responsibilities of the administrators, the time devoted to the performance of their duties, their competence and professional repute and the market value of their duties. The Board of Directors shall apportion the fixed remuneration among its members and the Executive Board.

§5 -The Board of Directors shall be supported by technical and consultant bodies, denominated Committees, regulated as set forth in Section II - Committees hereinafter.

SECTION I - BOARD OF DIRECTORS

Subsection I - Composition

Article 11 - The Board of Directors, a joint decision-making body, shall be elected by the General Meeting and shall be formed of 12 (twelve) principal members and their respective alternates, and one of whom shall be the Chairman of the Board and another shall be the Vice-Chairman.

§1 -       The unified term of office of the members of the Board of Directors shall be 2 (two) years, their re-election being permitted.

§2 -       From among the 12 (twelve) principal members and their respective alternates of the Board of Directors, 1 (one) member and his alternate shall be elected and/or removed, by means of a separate vote, by the employees of the company.

§3 -       Of the members of the Board of Directors, at least 20% (twenty percent) shall be Independent Directors (as defined by the Novo Mercado Rules), and expressly designated as such in the Minutes of the General Meeting that elected them. Members of the Board of Directors elected pursuant to the provisions of §§4 and 5 of Article 141 of Law 6,404/76 shall also be regarded as Independent Directors.  If the application of the percentage referenced above results in a fractional number of Directors, the result shall be rounded to in accordance with the Novo Mercado Rules.

§4 -       The Chairman and the Vice-Chairman of the Board of Directors shall be elected among the members thereof during a Meeting of the Board of Directors to be held immediately after the General Meeting which has elected them, subject to Art. 10, §3.

§5 -       In the case of impediment or temporary absence, the Vice-Chairman shall replace the Chairman, and during the period of such replacement the Vice-Chairman shall have powers identical to those of the Chairman, the alternate of the Chairman being nevertheless entitled to exercise the right to vote in his capacity as a member of the Board of Directors.

§6 -       Should a vacancy occur in the office of Chairman or Vice-Chairman, the Board of Directors shall elect the respective alternates in the first Meeting to be held after the vacancy.

§7 -       During their impediments or temporary absences, the members of the Board of Directors shall be replaced by their respective alternates.

§8 -       Should a vacancy occur in the office of a member of the Board of Directors or of an alternate, the vacancy shall be filled by nomination by the remaining members of an alternate who shall serve until the next General Meeting, which shall decide on his election. Should vacancies occur in the majority of such offices, a General Meeting shall be convened in order to proceed with a new election.

§9 -       If the Board of Directors is elected under the multiple vote regime, as established in Article 141 of Law No. 6,404/76, the Chairman of the shareholders meeting shall inform those shareholders present that the common shares which elected a member of the Board of Directors, by means of a separate vote in accordance with §§4 and 5 of Article 141 of Law 6,404/76, may not participate in the multiple vote regime and, evidently, may not participate in the calculation of the respective quorum. Once the separate vote has been held, then the ratio may be definitively defined in order to proceed with the multiple vote.

§10-      With the exception of the principal members and their respective alternates elected by means of separate vote, respectively, by the employees of the company and by the holders of common and/or preferred shares, under §§4 and 5 of Article 141 of Law 6,404/76, whenever the election for the Board of Directors is held under the multiple vote regime, the removal of any member of the Board of Directors, principal or alternate, elected through the multiple vote system by the general shareholders meeting, shall imply the removal of the other members of the Board of Directors also elected through the multiple vote system, and consequently a new election shall be held; in other cases of vacancy, in the absence of an alternate, the first general shareholders meeting shall elect the whole Board.

§11 - Whenever, cumulatively, the election of the Board of Directors is held under the multiple vote system and the holders of common shares or special class preferred shares or company employees exercise the right established in §§ 4 and 5 of Article 141 of Law 6,404/76 and in §2 above, the shareholder or group of shareholders under vote agreement who hold over 50% (fifty percent) of common shares with voting rights, shall be ensured the right to elect officers in a number equal to those elected by the other shareholders, plus one, irrespective of the number of officers established in the head of Article 11.

Subsection II – Workings

Article 12 - The Board of Directors shall meet on an ordinary basis once a month and extraordinary whenever called by the Chairman or, in his absence, by the Vice-Chairman of the Board or by any 2 (two) members acting together.

Sole Paragraph - The meetings of the Board of Directors shall be held at the Company’s headquarters, but, under exceptional circumstances, may be held at a different location, being permitted to participate by teleconference, videoconference or other means of communication that could ensure effective participation and authenticity of vote.

Article 13 - Meetings of the Board of Directors shall only be held with the presence of and decisions shall only be taken by the affirmative vote of a majority of its members.

Sole Paragraph -                       The minutes of the meetings of the Board of Directors shall be recorded in the Book of Minutes of Meetings of the Board of Directors which, after having been read and approved by the officers present at the meetings, shall be signed in a number sufficient to constitute the majority necessary for approval of the subjects examined.

Subsection III – Responsibilities

Article 14 - The Board of Directors shall be responsible for:

I.	electing, evaluating and at any time removing the Executive Officers of the company, and assigning functions to them;

II.	distributing the remuneration established by the general shareholders meeting among its members and those of the Executive Board;

III.	assigning the functions of Investor Relations to an Executive Officer;

IV.	approving the policies relating to selection, evaluation, development and remuneration of members of the Executive Board;

V.	approving the company’s human resources general policies as submitted to it by the Executive Board;

VI.	establishing the general guidance of the business of the company, its whollyowned subsidiary companies and controlled companies;

VII.	approving the strategic guidelines and the strategic plan of the company submitted annually by the Executive Board;

VIII.	approving the company’s annual and multi-annual budgets, submitted to it by the Executive Board;

IX.	monitoring and evaluating the economic and financial performance of the company, and may request the Executive Board to provide reports with specific performance indicators;

X.	approving investments and/or divestiture opportunities submitted by the Executive Board which exceed the limits established for the Executive Board as defined by the Board of Directors;

XI.	issuing opinions on operations relating to merger, split-off, incorporation in which the company is a party, as well as share purchases submitted by the Executive Board;

XII.

with the provisions set forth in Article 2 of the present By-Laws being complied with, making decisions concerning the setting-up of companies, or its transformation into another kind of company, direct or indirect participation in the capital of other companies, consortia, foundations and other organizations, by means of the exercise of rights withdrawal, the exercise of non-exercise of rights of subscription, or increase or sale, both direct and indirect, of corporate equity, or in any other manner prescribed by law, including but not limited to, merger, split-off and incorporation in companies in which it participates;

XIII.	approving the corporate risks and financial policies of the company submitted by the Executive Board;

XIV.	approving the issuance of simple debentures, not convertible into share and without collateral submitted by the Executive Board;

XV.	approving the accounts of the Executive Board, substantiated in the Annual Report and the Financial Statements, for subsequent submission to the Ordinary General Meeting;

XVI.

approving the employment of profit for the year, the distribution of dividends and, when necessary, the capital budget, submitted by the Executive Board, to the later direction to the appreciation of the Ordinary Shareholders Meeting;

XVII.	selecting and removing external auditors of the company, based on the Fiscal Council’s recommendation, in accordance with section (ii) of §1º of Article 33;

XVIII.	appointing and removing the persons responsible for the governance office, the internal auditing and the Ombud of the company, who shall report directly to the Board of Directors;

XIX.

approving the policies and the annual audit plan of the company submitted by the person responsible for internal auditing, as well as to acknowledge the respective reports and determine the adoption of necessary measures;

XX.

overseeing the management of the company by the Executive Officers and examining at any time, the books and documents of the Company, requesting information about contracts signed or about to be signed, and about any other actions, in order to ensure the financial integrity of the Company;

XXI.	approving alterations in corporate governance rules, including, but not limited to, the process of rendering of accounts and the process of disclosure of information;

XXII.

approving policies of employee conducts based on ethical and moral standards described in the Code of Ethics of the Company, to be observed by all administrators and employees of the Company, its subsidiaries and controlled companies;

XXIII.

approving policies to avoid conflicts of interests between the Company and its shareholders or its administrators, as well as the adoption of the measures considered necessary in the event such conflicts arise;

XXIV.

approving policies of corporate responsibility of the Company, mainly those related to: the environment, health and labor safety, and social responsibility of the Company, submitted by the Executive Board;

XXV.

establishing criteria for the Executive Board in relation to the purchase of, sale of and placing of liens on non-current assets and for the constitution of encumbrances, the provisions set forth in Article 7 of the present By-Laws being complied with.

XXVI.	establishing criteria for the Executive Board for providing guarantees in general and contracting of loans and financing and for the signing of other contracts;

XXVII.

establishing criteria for the Executive Board in relation to the signing of commitments, waiving of rights and transactions of any nature, except for the waiver of its preemptive rights in the subscription and purchase of shares, under section XII of Article 14;

XXVIII.

approving any matters which are not the competence of the Executive Board, under the terms of the present By-Laws, as well as matters whose limits exceed the criteria established for the Executive Board, as established in Article 14;

XXIX.

approving any reformulation, alteration, or amendment of shareholders’ agreements or consortia contracts, or of agreements among the shareholders or among the consortia parties of companies in which the company participates, as well as approving the signing of new agreements and/or consortia contracts that address subjects of this nature;

XXX.

authorizing the negotiation, signing or alteration of contracts of any kind of value between the company and (i) its shareholders, either directly or through intermediary companies (ii) companies which directly or indirectly participate in the capital of the controlling shareholder or which are controlled, or are under joint control, by companies which participate in the capital of the controlling shareholder, and/or (iii) companies in which the controlling shareholder of the company participates, and the Board of Directors may establish delegations, with standards and procedures, which meet the requirements and nature of the operations, without prejudice of keeping the aforementioned group duly informed of all company transactions with related parties;

XXXI.	expressing its opinion regarding any matter to be submitted to the General Meeting of Shareholders;

XXXII.	authorizing the purchase of shares of its own issuance for maintenance in treasury, cancellation or subsequent sale;

XXXIII.	approving the recommendations submitted by the Fiscal Council of the Company in the exercise of its legal and statutory attributions;

XXXIV.

expressing its views in favor of or against any tender offer to purchase the company’s shares by means of a substantiated opinion disclosed fifteen (15) days before the publication of the tender offer notice, which opinion shall address, at least: (a) the benefit and opportunity of the tender offer with respect to the interest of all shareholders and the liquidity of the securities owned by them; (b) the repercussions of the tender offer on the company’s interests; (c) the strategic plans disclosed by the offeror in relation to the company; (d) other matters that the Board of Directors deems appropriate, as well as any information required by applicable rules of the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários—CVM); and

XXXV.

determining a list of three expert business valuation firms in order to prepare a valuation report for Vale’s shares in the event of an OPA (as defined below) for the cancellation of the company’s registration as a publicly held company, for the exit from the Novo Mercado or in the OPA provided for in Article 45 of these By-laws.

§1 -                     The Board of Directors shall be responsible for appointing, as submitted by the Executive Board, the persons who shall form part of the Administrative, Consulting and Audit bodies of those companies and organizations in which the company participates, directly or indirectly.

§2 - The Board of Directors may, at its discretion, delegate the assignment mentioned in the prior paragraph to the Executive Board.

§3 – Vale and its controlled companies in Brazil or abroad are prohibited from making, directly or indirectly through third parties, any contribution to political movements, including those organized as political parties, and to their representatives or candidates.

SECTION II - COMMITTEES

Article 15 - The Board of Directors, shall have, for advice on a permanent basis, 5 (five) technical and advisory committees, denominated as follows: Personnel Committee, Compliance and Risk Committee, Finance Committee, Audit Committee and Sustainability Committee.

§1 - The Board of Directors, at its discretion, may also establish, for its consulting support, other committees to fulfill consultant or technical tasks, other than those permanent committees as set forth in the head of this Article.

§2 - The members of the committees shall be remunerated as established by the Board of Directors, and those members who are administrators of the company shall not be entitled to additional remuneration for participating on the committees.

Subsection I – Mission

Article 16 - The mission of the committees shall be to provide support to the Board of Directors, which includes the follow up of the activities of the Company, in order to increase the efficiency and quality of its decisions.

Subsection II – Composition

Article 17 - The members of the committees shall have proven experience and technical skills in relation to matters that are the object of the respective committee’s responsibility and shall be subject to the same legal duties and responsibilities as the administrators.

Article 18 - The composition of each committee shall be defined by the Board of Directors.

§1 - The members of the committees shall be appointed by the Board of Directors and may belong to such company administration body , being prohibited the participation of Executive Officers of Vale and with due regard to applicable legal and regulatory provisions.

§2 - The term of management for the members of the committees shall begin as of their appointment by the Board of Directors, and termination shall coincide with the end of the management term of the members of the Board of Directors, and reappointment shall be permitted.

§3 - During their management, members of the committees may be removed from office by the Board of Directors.

Subsection III – Workings and Responsibilities

Article 19 - Standards relating to the workings and responsibilities of the committees shall be defined by the Board of Directors in the specific Internal Rules of each committee.

§1 - The committees established within the company shall not have decision making power and their reports and proposals shall be submitted to the Board of Directors for approval.

§2 - The committees’ reports do not constitute a necessary condition for the presentation of matters for scrutiny and approval by the Board of Directors.

§3- The Board of Directors shall be responsible for determining that the Audit Committee shall exercise, with exclusivity, the duties contained in Art. 33, §1, (i) to (iv) below.

SECTION III - EXECUTIVE BOARD

Subsection I – Composition

Article 20 - The Executive Board, which shall be the executive management body of the company, shall consist of 6 (six) to 11 (eleven) members, one of whom shall be the Chief Executive Officer and the others Executive Officers.

§1 - The Chief Executive Officer shall submit to the Board of Directors the names of candidates for the Executive Board with renowned knowledge and specialization in the subject of responsibility of the respective operational area, and may also at any time submit to the Board of Directors a motion to remove.

§2 - The Executive Officers shall have their individual duties defined by the Board of Directors.

§3 - The management term of the members of the Executive Board shall be 2 (two) years, and re-election shall be permitted.

Subsection II – Workings

Article 21 - The Chief Executive Officer and other members of the Executive Board shall continue in their respective official capacities when physically distant from headquarters realizing their respective duties on business-related travel. In the case of a permanent vacancy, or an impairment which temporarily impedes an officer from performing his respective duties, or a temporary absence or leave due to extraordinary circumstances, the respective procedures for replacing the Chief Executive Officer and other Executive Officers shall be as follows:

§1 -                     In the case of an impairment which temporarily impedes the Chief Executive Officer from performing his respective duties, the Chief Financial Officer shall assume, in addition to his own legal, statutory, and regulatory rights and responsibilities, the legal, statutory, and regulatory responsibilities of Chief Executive Officer, provided that the Board of Directors ratifies such replacement. In the case of the Chief Executive Officer’s temporary absence or leave due to extraordinary circumstances, the Chief Executive Officer shall designate his own substitute, who shall assume all legal, statutory, and regulatory rights and responsibilities of the Chief Executive Officer.

§2 -                     In the case of an impairment which temporarily impedes an Executive Officer from performing his respective duties or in the case of an Executive Officer’s temporary absence or leave due to extraordinary circumstances, such Executive Officer shall be replaced, in accordance with the Chief Executive Officer’s nomination, by any of the other Executive Officers, and such nominated Executive Officer shall assume, in addition to his own legal, statutory, and regulatory rights and responsibilities, the legal, statutory, and regulatory responsibilities of the temporarily impaired or absent Executive Officer, excluding voting rights at Executive Board meetings,  for the duration of the temporarily impaired or absent Executive Officer’s term.

§3 -                     Should there be a permanent vacancy in the position of Executive Officer, the Chief Executive Officer shall select a substitute officer and submit such officer’s name to the  Board of Directors who shall appoint such substitute officer to complete the remaining term of the vacant executive officer.

§4 -                     Should there be a permanent vacancy in the position of the Chief Executive Officer, the Chief Financial Officer shall replace the Chief Executive Officer and shall assume the duties, rights, and responsibilities of both the Chief Executive Officer and the Chief Financial Officer, until the Board of Directors holds an election to fill the position of Chief Executive Officer.

Article 22 - In respect of the limits established for each Executive Officer, the decisions on matters affecting his specific operational area, provided that the matter does not affect the operational area of another Executive Officer, shall be taken by himself or in conjunction with the Chief Executive Officer, in matters or situations pre-established by the latter.

Article 23 - The Executive Board shall meet on an ordinary basis once each fifteen days and extraordinarily whenever called by the Chief Executive Officer or his substitute, and Executive Board members may participate in ordinary or extraordinary meetings in person, by teleconference, videoconference, or other means of communication that could ensure effective participation and authenticity of the vote.

Sole Paragraph - The Chief Executive Officer shall convene an extraordinary meeting of the Executive Board by virtue of the request of at least 3 (three) members of the Executive Board;

Article 24 - The meetings of the Executive Board shall only begin with the presence of the majority of its members.

Article 25 - The Chief Executive Officer shall chair the meetings of the Executive Board in order to prioritize consensual approvals amongst its members.

§1 -                     When there is no consent among members of the Board, the Chief Executive Officer may (i) withdraw the issue from the agenda, (ii) attempt to form a majority, with the use of his casting vote or, (iii) in the interests of the company and by grounded presentation, decide individually on the matters raised for joint approval, including those listed in Article 26, and in respect of the exceptions stated in §2 following;

§2 -                     Decisions relating to annual and multi-annual budgets and to the strategic plan and the Annual Report of the company shall be taken by majority vote, considered to be all Executive Officers, provided that the favorable vote of the Chief Executive Officer is included therein.

§3 -                     The Chief Executive Officer shall inform the Board of Directors the utilization of the prerogative concerning item (iii), §1 stated above, in the first Board of Directors meeting which succeed the corresponding decision.

Subsection III – Responsibilities

Article 26 - The Executive Board shall be responsible for:

I -	approving the creation and elimination of Executive Departments subordinated to each Executive Director;

II -	preparing and submitting to the Board of Directors the company’s general policies on human resources, and executing the approved policies;

III -	complying with and ensuring compliance with the general guidelines and business policies of the Company laid down by the Board of Directors;

IV -	preparing and submitting, annually, to the Board of Directors, the company’s strategic guidelines and the strategic plan, and executing the approved strategic plan;

V -	preparing and submitting the Company’s annual and multi-annual budgets to the Board of Directors, and executing the approved budgets;

VI -	planning and steering the company’s operations and reporting the company’s economic and financial performance to the Board of Directors, and producing reports with specific performance indicators;

VII -

identifying, evaluating and submitting investment and/or divestiture opportunities to the Board of Directors which exceed the limits of the Executive Board as defined by the Board of Directors, and executing the approved investments and/or divestitures;

VIII -

identifying, evaluating and submitting to the Board of Directors operations relating to merger, split-off, incorporation in which the company is a party, as well as share purchases, and conducting the approved mergers, split-offs, incorporations and purchases;

IX -	preparing and submitting the company’s finance policies to the Board of Directors, and executing the approved policies;

X -	submitting to the Board of Directors the issuance of simple debentures, not convertible into shares and without collateral;

XI -

defining and submitting to the Board of Directors, after the drawing up of the balance sheet, the employment of profit for the year, the distribution of company dividends and, when necessary, the capital budget;

XII -	preparing in each fiscal year the Annual Report and Financial Statements to be submitted to the Board of Directors and the General Meeting;

XIII -	adhering to and encourage adhesion to the company’s code of ethics, established by the Board of Directors;

XIV -

preparing and submitting to the Board of Directors the company’s policies on corporate responsibility, such as the environment, health, safety and social responsibility, and implementing the approved policies;

XV -

authorizing the purchase of, sale of and placing of liens on fixed and non-fixed assets including securities, the contracting of services, the company being the provider or receiver of such, being empowered to establish standards and delegate powers, all in accordance with the criteria and standards established by the Board of Directors;

XVI -

authorizing the signing of agreements, contracts and settlements that constitute liabilities, obligations or commitments on the company, being empowered to establish standards and delegate powers, all in accordance with the criteria and standards established by the Board of Directors;

XVII -

proposing to the Board of Directors any reformulation, alteration, or amendment of shareholders’ agreements or of agreements among the shareholders of companies in which the company participates, as well as suggesting the signing of new agreements and consortia contracts that address subjects of this nature;

XVIII-	authorizing the opening and closing of branch offices, subsidiary branch offices, depots, agencies, warehouses, representative officer or any other type of establishment in Brazil or abroad;

XIX -

authorizing the undertaking of commitments, waiver of rights and transactions of any nature, liens on securities being excepted, under the terms of section XII of Article 14, being empowered to establish standards and delegate powers in accordance with the criteria and standards established by the Board of Directors;

XX -	establishing and informing the Board of Directors on the individual limits of the Executive Officers, in respect of the limits of the Executive Board jointly, as established by the Board of Directors;

XXI -	establishing, based on the limits fixed for the Board of Directors, the limits throughout the whole of the company’s administrative organization hierarchy.

§1 -                     The Executive Board shall be empowered to lay down voting guidelines to be followed at the General Meetings by its proxies in the companies, foundations and other organizations in which the company participates, directly or indirectly, the investment plans and programs of the company, as well as the respective budgets being complied with, the limit of responsibility being observed as regards, among others, indebtedness, the sale of assets, the waiver of rights and the reduction of corporate equity investments.

§ 2 -                 The Executive Board shall take steps to appoint persons who shall form part of the Administrative, Consultant and Audit bodies of those companies and organizations in which the company participates directly or indirectly.

Article 27 - The responsibilities of the Chief Executive Officer are to:

I -                         take the chair at meetings of the Executive Board;

II -

exercise executive direction of the Company, with powers to coordinate and supervise the activities of the other Executive Officers, exerting his best efforts to ensure faithful compliance with the decisions and guidelines laid down by the Board of Directors and the General Meeting;

III -	coordinate and supervise the activities of the business areas and units that are directly subordinated to him;

IV -	select and submit to the Board of Directors the names of candidates for Executive Officer posts to be elected by the Board of Directors, and also to propose the respective removal;

V -	coordinate the decision-making process of the Executive Board, as provided for in Article 25 of Subsection II – Workings;

VI -

indicate, whom among the Executive Officers shall substitute an Executive Officer in case of an impairment that temporarily impedes an officer from performing his respective duties or temporary absence or leave, in compliance to Article 21 Subsection II – Workings;

VII -	keep the Board of Directors informed about the activities of the company;

VIII -	together with the other Executive Officers, prepare the annual report and draw up the balance sheet;

Article 28 - The Executive Officers are to:

I -	organize the services for which they are responsible;

II -

participate in meetings of the Executive Board, contributing to the definition of the policies to be followed by the company and reporting on matters of the respective areas of supervision and coordination;

III -

comply with and ensure compliance with the policy and general guidance of the company’s business laid down by the Board of Directors, each Executive Officer being responsible for his business units and specific area of activities;

IV -	contract the services described in §2º of Article 33, in compliance with determinations of the Fiscal Council.

Article 29 - The company shall be represented as plaintiff or defendant in courts of law or otherwise, including as regards the signature of documents constituting responsibility for this, by 2 (two) members of the Executive Board, or by 2 (two) proxies established in accordance with § 1 of this Article, or by 1 (one) proxy jointly with an Executive Officer.

§ 1 - Except when otherwise required by law, proxies shall be appointed by a power of attorney in the form of a private instrument in which shall be specified the powers granted and the term of validity of powers of attorney.

§ 2 - The company may, moreover, be represented by a single proxy at the General Meetings of shareholders of the companies, consortia and other organizations in which it participates or for acts arising out the exercise of powers specified in a power of attorney “ad judicia” or: (a) at agencies at any level of government, customs houses and public service concessionaires for specific acts for which a second proxy is not necessary or not permitted; (b) for signing of contract instruments in solemnity or at which the presence of a second proxy is not possible; (c) for signing of documents of any kind which imply in an obligation for the company whose monetary limits shall be established by the Executive Board.

§ 3 - In the case of commitments assumed abroad, the company may be represented by a single member of the Executive Board, or by an attorney in-fact with specific and limited powers according to the present By-Laws.

§ 4 -   Summons and judicial or extrajudicial notifications shall be made in the name of the Executive Officer responsible for Investor Relations, or by proxy as established in § 1 of this Article.

CHAPTER V - FISCAL COUNCIL

Article 30 - The Fiscal Council, a permanently functioning body, shall be formed of 3 (three) to 5 (five) principal members and an equal number of alternates, elected by the General Meeting, which shall fix their remuneration.

Sole Paragraph - An Agreement of Consent of the Members of the Fiscal Council, as provided for in the terms of the Novo Mercado Rules, as well as the compliance with the applicable legal requirements, are required before the members of the Fiscal Council take office.

Article 31 - The members of the Fiscal Council shall carry out their duties until the first Ordinary General Meeting to be held following their election, their re-election being permitted.

Article 32 - In their absence or impediment, or in cases of vacancy of office, the members of the Fiscal Council shall be replaced by their respective alternates.

Article 33 – The Fiscal Council shall be responsible to exercise the functions attributed to it by the applicable prevailing legislation, in these By-Laws, and as regulated by its own Internal Rules to be approved by its members;

§ 1- The Internal Rules of the Fiscal Council shall regulate, in addition to the attributions already established in Law 6.404/76, the following, subject to the provisions of Art. 19, §3 of the By-laws:

(i)                               to establish the procedures to be adopted by the Company to receive, process and treat denunciations and complaints related to accounting, internal accounting controls and auditing matters, and ensure that the procedures for receiving complaints will guarantee secrecy and anonymity to the complainants;

(ii)                            to recommend and assist the Board of Directors in the selection, remuneration and dismissal of the external auditors of the Company;

(iii)                         to deliberate concerning the contracting of new services that may be rendered by the external auditors of the Company;

(iv)                       to supervise and evaluate the work of the external auditors, and to direct the management of the Company concerning any need to withhold the remuneration of the external auditor, as well as to mediate any disputes between management and the external auditors regarding the financial statements of the Company.

§ 2 - For adequate performance of its duties, the Fiscal Council may determine the contracting of services from lawyers, consultants and analysts, and other resources that may be necessary for the performance of its duties, while observing the budget, proposed by the Fiscal Council and approved by the Board of Directors, without prejudice to the provisions established in §8º of Article 163 of Law 6.404/76.

§3 - The members of the Fiscal Council shall provide, within at least 30 (thirty) days before the Annual Shareholders’ Meeting is held, their analysis of the management report and the financial statements.

CHAPTER VI - COMPANY PERSONNEL

Article 34 - The company shall maintain a social security plan for its employees administered by a foundation established for this purpose, the provisions of prevailing legislation being complied with.

CHAPTER VII - FINANCIAL YEAR AND DISTRIBUTION OF PROFITS

Article 35 - The fiscal year of the company shall coincide with the calendar year, thus finishing on December 31, when the balance sheets shall be prepared.

Article 36 - After the constitution of the legal reserve, the employment of the remaining portion of the net profit verified at the end of each financial year (which shall coincide with the calendar year) shall, on the motion of the Administration, be submitted to the decision of the General Meeting.

Sole Paragraph - The amount of the interest, paid or credited in the form of interest on stockholders’ equity in accordance with the prescriptions of Article 9, § 7 of Law # 9,249 dated December 26, 1995 and of relevant legislation and regulations, may be ascribed to the compulsory dividend and to the minimum annual dividend on the special class preferred shares, such amount for all legal purposes forming the sum of the dividends distributed by the company.

Article 37 - The proposal for distribution of profit shall include the following reserves:

I.                                   Tax Incentive Reserve, to be constituted in accordance with the fiscal legislation in force.

II.                               Investments Reserve, in order to ensure the maintenance and development of the main activities which comprise the company’s purpose, in an amount not greater than 50% (fifty percent) of distributable net profit up to a maximum of the company’s share capital.

Article 38 - At least 25% (twenty-five percent) of the net annual profit, adjusted as per the law, shall be devoted to the payment of dividends.

Article 39 - At the proposal of the Executive Board, the Board of Directors may determine the preparation of the balance sheets in periods of less than a year and declare dividends or interest on stockholders’ equity on account of the profit verified in these balances as well as to declare for the account of accrued profits or profit reserves existing in the latest annual or semi-annual balance sheet.

Article 40 - The dividends and interest on stockholders’ equity mentioned in the Sole Paragraph of Article 36 shall be paid at the times and at the places specified by the Executive Board, those not claimed within 3 (three) years after the date of payment reverting in favor of the company.

CHAPTER VIII — SALE OF CONTROL, CANCELLATION OF THE COMPANY’S REGISTRATION AS A PUBLICLY HELD COMPANY AND EXIT FROM THE NOVO MERCADO

Article 41 - The Sale of Control of the Company, whether through a single transaction or through a series of transactions, shall be undertaken pursuant to conditions precedent or conditions subsequent that the Purchaser undertakes to make a tender offer to purchase the common shares from the company’s common shareholders, in compliance with the terms and conditions provided for under applicable law, so as to ensure them equal treatment as that given to the Selling Controlling Shareholder.

Article 42 - The tender offer mentioned in the previous article shall also be required:

I.                              when there is a remunerated transfer of share subscription rights and other securities or rights related to securities convertible into shares, which may result in the Sale of Control of the Company; or

II.                          in case of transfer of the control of a company holding Control over the company, in which case the Selling Controlling Shareholder shall inform B3 regarding the amount attributed to the company in this transfer and attach the documents evidencing such amount.

Article 43  Any person who acquires Control under a private agreement entered into with the Controlling Shareholder for the purchase of any amount of shares shall:

I.                                   make the tender offer referred to in Article 41 above; and

II.                               pay, as indicated below, the amount equivalent to the difference between the tender offer price and the amount paid per any share acquired on a stock exchange in the six (6) months prior to the acquisition of Control, duly adjusted for inflation until the payment date. Such amount shall be distributed among all persons who sold the company’s common shares during the trading sessions in which the Purchaser made the acquisitions, proportionally to the net daily selling balance of each, and B3 will take measures to make the distribution pursuant to its regulations.

Article 44 - For the purposes of these By-laws, the following capitalized terms will have the following meanings:

“Administrator(s)” means, when used in the singular, the company’s Officers and members of the Board of Directors referred to individually, or, when used in the plural, the company’s Officers and members of the Board of Directors referred to jointly.

“Control” (as well as its related terms, “Controlling Company”, “Controlled,” or “under Common Control”) means the power effectively used to direct corporate activities and guide the operation of a company’s bodies, directly or indirectly, de facto or de jure, regardless of the equity interest held, as well as to elect the majority of the administrators of a company. There is a rebuttable presumption of control for the person or Group of Shareholders that holds shares assuring it an absolute majority of votes of shareholders attending the last three General Meetings, even if it does not hold shares ensuring the absolute majority of the voting capital.

“Controlling Shareholder” means the shareholder(s) or Group of Shareholders exercising Control of the company.

“Controlling Shares” means the set of shares that directly or indirectly entitles its holder(s) to the individual and/or shared exercise of Control of the company.

“Economic Value” means the value of the company and of its shares as may be determined by a valuation firm using recognized methodology or based on other criteria as may be defined by the CVM.

“Group of Shareholders” means a group of persons tied together by a voting agreement with any person (including, without limitation, any individual or legal entity, investment fund, condominium, securities portfolio, rights agreement or other form of organization, resident, domiciled or headquartered in Brazil or abroad), or which represents the same interest as the shareholder, which may subscribe for and/or acquire shares of the company. Among the examples of a person representing the same interest as the shareholder, which may subscribe for and/or acquire shares of the Company, is any person (i) who is directly or indirectly controlled or managed by such shareholder, (ii) who controls or manages, in any way, the shareholder, (iii) who is directly or indirectly controlled or managed by any person who directly or indirectly controls or manages such shareholder, (iv) in which the controller of such shareholder holds, directly or indirectly, an equity interest equal to or greater than thirty percent (30%) of the capital stock, (v) in which such shareholder holds, directly or indirectly, an equity interest equal to or greater than thirty percent (30%) of the capital stock, or (vi) who directly or indirectly holds an equity interest equal to or higher than thirty percent (30%) of the shareholder’s capital stock.

“Independent Director” is a member of the board of directors characterized by: (i) not having any ties to the company, except as a shareholder; (ii) not being a Controlling Shareholder or spouse or relative up to the second degree of a Controlling Shareholder, or not being or not having been, in the last three (3) years, tied to a company or entity related to the Controlling Shareholder (persons tied to public education and/or research institutions are excluded from this restriction); (iii) not having been, in the last three (3) years, an employee or executive officer of the company, of its Controlling Shareholder or of a company controlled by the company; (iv) not being a direct or indirect supplier or purchaser of services and/or products of the company, in such an amount that would imply loss of independence; (v) not being an employee or administrator of a company or entity that is offering or purchasing services and/or products from the company, in such an amount that would imply loss of independence; (vi) not being a spouse or relative up to the second degree of any manager of the company; and (vii) not receiving any compensation from the company besides that related to the position as a director (cash compensation arising from equity ownership is excluded from such restriction).

“Outstanding Shares” means all shares issued by the company, except for shares held by the Controlling Shareholder, persons or legal entities related to such Controlling Shareholder or Administrators, shares kept in treasury and special class preferred shares.

“Purchaser” means the person to whom the Selling Controlling Shareholder transfers the Controlling Shares in a Sale of Control of the Company.

“Sale of Control of the Company” means the transfer to a third party, for consideration, of Controlling Shares.

“Selling Controlling Shareholder” means the Controlling Shareholder when it advances a Sale of Control of the Company.

Article 45 - Any person, shareholder or Group of Shareholders who acquires or becomes, or has become, by any means, the holder of an amount equal to or greater than 25% (twenty-five percent) of the company’s total issued common shares or of its total capital stock, excluding shares held in treasury, shall, within thirty (30) days after the date of acquisition or the event resulting in the ownership of shares in an amount equal to or greater than the aforementioned limit, make or request the registration of, as the case may be, a tender offer for all common shares issued by the company (oferta pública para aquisição, or “OPA”), in compliance with applicable CVM and B3 regulations and the terms of this article.

§1 - The OPA shall be (i) addressed equally to all shareholders holding common shares issued by the company, (ii) made in an auction to be held at B3, (iii) launched at the price determined in accordance with the provisions of § 2 below, and (iv) paid in cash in Brazilian currency for the acquisition of the company’s common shares issued in the OPA.

§2 - The minimum purchase price in the OPA of each common share issued by the company shall be equal to the greater of:

(i)         the Economic Value determined in an appraisal report;

(ii)      120% of the weighted average unit price of the common shares issued by the company during the period of 60 (sixty) trading sessions prior to the OPA; and

(iii)   120% of the highest price paid by the purchasing shareholder during the 12 (twelve) months before the purchasing shareholder attained a significant equity interest.

§3 - The OPA referred to in the head paragraph of this article shall not exclude the possibility of another shareholder of the company or, as the case may be, the company itself, formulating a competing OPA, pursuant to the applicable regulations.

§4 - The person, shareholder or Group of Shareholders shall be required to comply with any standard requests or requirements of the CVM related to the OPA, within the deadlines set forth in the applicable regulation.

§5 - Any person, shareholder or Group of Shareholders that purchases or becomes the holder of other rights, including usufruct or trustee rights, related to the shares issued by the company in an amount equal to or greater than 25% (twentyfive percent) of the total common shares issued by the company or of the total capital stock, excluding the shares held in treasury, shall be equally required to, within no later than 60 (sixty) days from the date of such purchase or the event resulting in the ownership of such rights related to shares in an amount equal to or higher than 25% (twentyfive percent) of the total common shares issued by the company or of the total capital stock, excluding the shares held in treasury, make or request the registration, as the case may be, of an OPA, as described in this Article 45.

§6 - The obligations set forth in Article 254A of Law No. 6,404/76 and in Articles 41, 42 and 43 hereof shall not exempt the person, shareholder or Group of Shareholders from performing the obligations included in this article.

§7 – Until November 9th, 2020, the provisions set forth in this Article shall not apply:

(i)         to the shareholders or Group of Shareholders bound by a shareholders’ agreement filed at the headquarters of the company on the date that the deliberations approved at the EXTRAORDINARY GENERAL MEETING held on July 27th, 2017 became effective (“Base Date”) and which, on the Base Date, were holders of at least 25% (twentyfive percent) of the total common shares issued by the company or of the total capital stock, excluding the shares held in treasury (“Agreement”);

(ii)      to investors who may become party to an Agreement, provided that such investors’ equity participation is acquired in accordance with the terms of the respective Agreement;

(iii)   to partners and/or shareholders of the signatories of an Agreement, who succeed such signatories in the ownership of their equity participation.

§8 - The provisions of this Article 45 are not applicable if a shareholder or Group of Shareholders becomes the holder of an amount exceeding 25% (twentyfive percent) of the total common shares issued by the company or of the total capital stock, excluding the shares held in treasury, as a result of (a) the merger of another company into Vale, (b) the merger of shares of another company into Vale or (c) the subscription of Vale’s shares, made in a single primary issuance approved at a general shareholders’ meeting convened by the Board of Directors, and which proposal of capital increase has determined the issue price of the shares based on an Economic Value obtained from an economic and financial appraisal report of the company prepared by an expert institution or firm with proven experience in the appraisal of publicly held companies.

§9 - Involuntary increases of equity interest resulting from the retirement of treasury stock, repurchase of shares or reduction of the company’s capital stock through the retirement of treasury stock shall not be included in the calculation of the percentage set forth in the head paragraph of this article.

§10  If the CVM regulation applicable to the OPA set forth in this article provides for the adoption of a criterion for determining the OPA acquisition price of each share issued by the company that results in an acquisition price higher than the acquisition price established under §2 above, the acquisition price in the OPA set forth in this article shall be that determined pursuant to the terms of the CVM regulation.

Article 46 - In the event that any person, shareholder or Group of Shareholders fails to comply with the obligation of making a tender offer in accordance with the rules, proceedings and provisions set forth in this Chapter (the “Defaulting Shareholder”), including with respect to compliance with the deadlines for making and requesting registration of such offering, or compliance with potential requests by CVM:

(i)             the Board of Directors of the company shall convene an Extraordinary Shareholders’ Meeting, in which the Defaulting Shareholder shall not be entitled to vote, to decide upon the suspension of the exercise of the rights of the Defaulting Shareholder, in accordance with Article 120 of Law No. 6,404/76; and

(ii)          in addition to the obligation of making a tender offer under the terms set forth herein, the Defaulting Shareholder shall be required to cause the acquisition price of each of the company’s common shares in such tender offer to be fifteen percent (15%) higher than the minimum acquisition price determined for such tender offer.

Article 47  In the tender offer to be made by the Controlling Shareholder or by the company with the purpose of canceling the company’s registration as a publicly held company, the minimum offering price shall correspond to the Economic Value as determined in the appraisal report prepared according to the terms contained in the head paragraph and in §1 of Article 48, in due compliance with the applicable legal rules and regulations.

Article 48 - The appraisal report referred to in Articles 45, 47, 52 and 54 of these By-laws shall be prepared by a specialized institution or firm with proven experience and with decisionmaking power independent from the company, its Administrators and/or the Controlling Shareholder(s), and the report shall also meet the requirements of Article 8, §1 of Law No. 6,404/76 and be subject to liability as set forth in §6 of the same article of Law No. 6,404/76.

§1      The choice of the specialized institution or firm responsible for determining the company’s Economic Value is attributed exclusively to the general meeting, based on a list of three options submitted by the Board of Directors. The respective resolution, not counting blank votes, shall be taken by majority vote of shareholders representing the Outstanding Shares present at that meeting, which, if initiated at first call shall be attended by shareholders representing at least 20% (twenty percent) of the total Outstanding Shares, or if initiated at second call may be attended by any number of shareholders representing the Outstanding Shares.

§2 -     The costs for preparation of the appraisal report shall be fully borne by the offeror.

Article 49 - The company shall not register any transfer of common shares to the Purchaser or to any person(s) who acquire(s) Control until such person(s) have complied with the provisions set forth in these By-laws, subject to the provisions of Article 45.

Article 50 - No shareholders’ agreement that provides for the exercise of Control may be filed at the company’s headquarters unless the signatories thereof have complied with the provisions set forth in these By-laws, subject to the provisions of Article 45.

Article 51 - Cases not expressly addressed in these By-laws shall be resolved by the General Meeting and in accordance with Law No. 6,404/76, in accordance with the Novo Mercado Rules.

Article 52 – In the event of a proposed exit from the Novo Mercado by Vale, so that the securities issued by Vale can be admitted for trading outside the Novo Mercado, or as a result of a corporate restructuring in which the company resulting from this restructuring does not have its securities admitted for trading in the Novo Mercado within 120 (one hundred and twenty) days from the shareholders’ meeting approving said restructuring, the Controlling Shareholder must conduct a public offer to acquire the shares belonging to the other Vale shareholders, at least in the Economic Value to be appraised in a valuation performed according to the terms of caput and §1 of Article 48 of these By-laws, complying with the applicable legal norms.

Article 53 – In the event that there is no Controlling Shareholder, in the case of a proposed exit from the Novo Mercado by Vale so that the securities issued by Vale can be admitted for trading outside the Novo Mercado, or as a result of a corporate restructuring in which the company resulting from this restructuring does not have its securities admitted for trading in the Novo Mercado within 120 (one hundred and twenty) days from the shareholders’ meeting approving said restructuring, the exit will be subject to the realization of a public offer to acquire shares in the same conditions provided for in the article above.

§1 – Such general meeting shall define the person(s) responsible for conducting the public offer to acquire shares, who, being present at the meeting, shall expressly assume the obligation to conduct the offer.

§2 – In the absence of a definition of those responsible for conducting the public offer to acquire shares, in the event of a corporate restructuring in which the company resulting from this restructuring does not have its securities admitted for trading in the Novo Mercado, the shareholders voting for such a corporate reorganization shall conduct such offer.

Article 54 – Vale’s exit from the Novo Mercado as a result of noncompliance with the obligations of the Novo Mercado Rules is subject to the realization of a public offer to acquire shares for at least the Economic Value of the shares, which is to be appraised in a valuation performed according to the terms of caput and §1 of Article 48 of these By-laws, complying with the applicable legal norms

§1 – The Controlling Shareholder must conduct the public offer to acquire shares provided for in the caput of this article.

§2 – In the event that there is no Controlling Shareholder and the exit from the Novo Mercado referenced in the caput happens as a result of agreement in a general meeting, the shareholders that voted in favor of the agreement which resulted in the respective noncompliance must conduct a public offer to acquire shares as provided for in the caput.

§3 – In the event that there is no Controlling Shareholder and the exit from the Novo Mercado referenced in the caput occurs as a result of an administrative act or fact, the Executive Officers and Directors of Vale shall call a general shareholder’s meeting with the agenda being a discussion of how to amend the noncompliance with regards to the obligations provided in the Novo Mercado Rules or, as the case may be, discuss Vale’s exit from the Novo Mercado.

§4 – In the event that the general meeting referred to in §3, above, agree on the exit of the Company from the Novo Mercado, said general meeting shall define the parties that will be responsible for the realization of a public offer to acquire shares provided for in the caput, who, being present at the meeting, shall expressly assume the obligation to conduct the offer.

CHAPTER IX — ARBITRATION

Article 55 - The company, its shareholders, Administrators and members of the Fiscal Council and of the Committees undertake to resolve by arbitration before the Market Arbitration Chamber (Câmara de Arbitragem do Mercado) any and all disputes or controversies that may arise between or among them, related to or resulting from, in particular, the application, validity, effectiveness, interpretation, breach and its effects of the provisions of Law No. 6,404/76, these By-laws and the rules issued by the National Monetary Council, the Central Bank of Brazil and the CVM, as well as other rules applicable to the operation of capital markets in general, , other than those provided for in the Novo Mercado Rules, the Arbitration Rules, the Sanction Rules and the Novo Mercado Participation Agreement.